EXHIBIT 2.1

                               ARTICLES OF MERGER
                                       OF
                         IMOT CORPORATION (UTAH PARENT)
                                      INTO
                   INTERMOST CORPORATION (WYOMING SUBSIDIARY)

      The undersigned corporations, pursuant to the provisions of the Wyoming Statues hereby execute the following Articles of Merger:

      FIRST: The name of the surviving corporation is INTERMOST CORPORATION, (the "Wyoming Company"), and the place of its incorporation is the State of Wyoming. The name and place of incorporation of the corporation being merged into the surviving corporation is IMOT CORPORATION (the "Utah Company"), incorporated in the State of Utah, the laws of which permit this merger. The principal place of business of the Wyoming Company is 10th Floor, B10-07 Guomao Building, Renmin Rd. (South) Shenzhen, China 518014 and the registered office is RR1 A-8, Torrington, Wyoming 82240 and the Utah Company is 10th Floor, B10-07 Guomao Building, Renmin Rd. (South) Shenzhen, China 518014 and the registered office is Reed Peterson, 4049 South Highland Dr. Salt Lake City, Utah, 84124.

      SECOND: A plan of merger was adopted by the board of directors of each corporation that is a party to this merger.

      THIRD: The plan of merger was approved by the stockholder of the Wyoming Company by unanimous consent.

      FOURTH: The plan of merger was submitted to the stockholders of the Utah Company. The designation, number of shares outstanding and entitled to vote and undisputed votes for the plan by the stockholders of each class of shares of IMOT CORPORATION (the Utah Company) entitled to vote on the plan is as follows:

Class       Number of Outstanding   Undisputed Votes   Percentage Voting
            Shares                  for the Plan       for the Plan

Common      33,630,781              22,760,653        67.68%

      The number of votes cast for the plan by the owners of each class was sufficient for approval by the owners of that class.

      FIFTH: The Articles of Incorporation of the Wyoming Company were not amended.

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      SIXTH: The complete executed plan of merger is hereinafter set forth in its entirety:

      A. The corporations proposing to merge are IMOT CORPORATION (the "Utah company" or "Parent"), a Utah corporation and INTERMOST CORPORATION (the "Wyoming Company" or "Subsidiary"), a Wyoming corporation. The Utah Company, or Parent, is the sole shareholder of the Wyoming Company. The Wyoming Company shall be the surviving corporation of the merger.

      B. Upon approval of this plan of merger by the shareholders of both the Wyoming Company and the Utah Company, Articles of Merger shall be filed with the Secretaries of State of Wyoming and Utah. Upon receipt and filing of said Articles of Merger and the issuance of Certificates of Merger by said states, the separate existence of the Parent shall cease; and Subsidiary, the Wyoming Company, shall succeed to all the rights and property of the Utah Company and shall be subject to all the debts and liabilities of the Utah Company.

      C. All shares of the Utah Company shall be entitled to be exchanged for shares of the Wyoming Company at the rate of one Wyoming Company common share for each common share of the Utah Company. No fractional shares of the Wyoming Company stock will be issued pursuant to this plan of merger. Instead any fractional share otherwise issuable shall be rounded up or down to the nearest whole number of shares. All shares of the Wyoming Company stock outstanding prior to the merger shall be canceled.

      D. The Articles of Incorporation of the surviving corporation shall be the Articles of Incorporation of the Wyoming Company immediately prior to the effective date of the merger without amendment or change.

      SEVENTH: All corporations party to this merger have complied with laws of their respective jurisdiction of incorporation concerning this merger.

      EIGHTH: These Articles may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

                                          INTERMOST CORPORATION
                                          (The Wyoming Company)

                                          /s/ Hank Vanderkam
                                          --------------------------------------
                                          By: Hank Vanderkam
                                          Title: President

                                          /s/ Salar Ali Ahmed
                                          --------------------------------------
                                          By: Salar Ali Ahmed
                                          Title: Secretary

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                                  RESIGNATION


      I, Hank Vanderkam, President of Intermost Corporation, a Wyoming company and Salar Ali Ahmed, Secretary of such corporation, hereby tender our resignations as President and Secretary, respectively, of such company, effective as of the close of business on February 21, 2003.



                                          /s/ Hank Vanderkam
                                          --------------------------------------
                                          Hank Vanderkam
                                          President



                                          /s/ Salar Ali Ahmed
                                          --------------------------------------
                                          Salar Ali Ahmed
                                          Secretary